Exhibit 99.1

Courier Corporation to Acquire Research & Education Association; Study Guide Firm Strengthens Courier Specialty Publishing Segment

    NORTH CHELMSFORD, Mass.--(BUSINESS WIRE)--Dec. 15, 2003--Courier Corporation (Nasdaq:CRRC), one of America's leading book manufacturers and specialty publishers, today announced that it has signed a definitive agreement to acquire Research & Education Association
(REA), a privately held publisher of test preparation and study guide books and software for high school, college, graduate students, and professionals. Under the terms of the agreement, Courier will purchase the assets of REA for an undisclosed amount of cash.
    Founded in 1959 and based in Piscataway, New Jersey, REA publishes more than 800 titles spanning a broad range of academic content, virtually all of which it owns outright. REA's product lines, which include Problem Solvers(R), Essentials(R), Super Reviews(R), and Test Preparation books, have long been highly regarded by both students and teachers. They are sold in the United States, Canada, and other parts of the world through major bookseller chains, college bookstores, teachers' supply stores and the website, www.rea.com with total annual sales of approximately $6 million.
    "We are very pleased to welcome REA into the Courier family," said James F. Conway III, chairman, president and chief executive officer of Courier. "REA has been a pioneer in the development of accessible yet academically sound study guides for students at all levels. It has also regularly updated its products to take advantage of emerging markets and to comply with federal and state educational initiatives, including the recent No Child Left Behind Act.
    "Equally important, REA has succeeded financially with a business model based on proprietary content, which is unusual in the publishing industry but similar to the approach used in our other specialty publishing unit, Dover Publications. We believe REA's proven content generation capabilities, strong backlist, and excellent reputation will make it a valuable complement to Dover, opening up additional content and distribution opportunities in both businesses. Also, like Dover, REA has already been a Courier book manufacturing customer and should benefit from closer integration with our manufacturing operations." Mr. Conway indicated that Courier expects to complete the acquisition in the second quarter of its 2004 fiscal year. Mr. Conway said he expects the acquisition to have minimal impact on earnings in fiscal 2004, and to contribute positively in 2005 and beyond.
    Following completion of the acquisition, REA will operate autonomously under Courier's ownership, retaining all 42 current employees. REA's founder and President, Dr. Max Fogiel, will turn over responsibility for day-to-day operations to other members of REA's current management team, but will continue to provide editorial support for new REA titles.
    "Over more than 40 years, Research & Education Association has become virtually synonymous with innovative learning and study materials," noted Dr. Fogiel. "It has been an honor to lead REA through a long period of growth and financial success while helping generations of students and teachers.
    "Having known Courier for more than 30 years, I am particularly pleased to be joining forces with this outstanding company," said Dr. Fogiel. "Courier's extensive resources complement our own and open the door to a new era of even greater opportunity for our customers as well as our employees. I am convinced that Courier is the ideal company to continue our tradition of innovation and help us grow in new directions."

    About Courier Corporation

    Courier Corporation, founded in 1824 and headquartered in North Chelmsford, Massachusetts, is America's fifth largest book manufacturer, serving publishers in the religious, educational, and specialty trade book publishing markets. Since 2000 Courier has also had its own specialty publishing segment, Dover Publications, offering more than 8,000 book titles in fields ranging from science and mathematics to literature, art, music and crafts. For more information, visit www.courier.com.

    About Research & Education Association

    Research and Education Association (REA), founded in 1959 and based in Piscataway, New Jersey, publishes test preparation and study guide books and software for high school, college, graduate students, and professionals. REA products are sold in more than 2,000 college bookstores and teachers' supply stores as well as major chain bookstores throughout the United States and Canada. For more information, visit www.rea.com.

    This news release includes forward-looking statements. Statements that describe future expectations, plans or strategies are considered "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995 and releases issued by the Securities and Exchange Commission. The words "believe," "expect," "anticipate," "intend," "estimate" and other expressions which are predictions of or indicate future events and trends and which do not relate to historical matters identify forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Factors that could affect actual results include, among others, changes in customers' demand for the Company's products, including seasonal changes in customer orders, changes in raw material costs, pricing actions by competitors, consolidation among customers and competitors, success in the integration of acquired businesses, unanticipated changes in operating expenses, changes in technology, changes in copyright laws, changes in tax policy including export credits, and general changes in economic conditions. Although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements will prove to be accurate. The forward-looking statements included herein are made as of the date hereof, and the Company undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

    CONTACT: Courier Corporation
             James F. Conway III, Chairman,
             President and Chief Executive Officer
             or
             Robert P. Story, Jr.
             Senior Vice President and
             Chief Financial Officer
             978-251-6000
             www.courier.com